Exhibit 99.1

Robert Ira Sahn (RIS)	Gary Glass (ZZZ)

August 14, 2008

Dear fellow Class A members and stockholders:

We want to express to you our strong support for the proposed transaction with the CME. We believe that the deal with the CME is the right strategic step forward for both NYMEX stockholders and NYMEX Class A members. By keeping our seats and by agreeing to eliminate significant rights and the legal and economic uncertainty with respect to our rights under NYMEX Bylaw Rule 311G in exchange for fair consideration now, we believe that we will be well positioned following the merger to realize substantial value from using, leasing or holding our seats for income or capital appreciation purposes over the long-term.

Furthermore, CME Group’s business model, commitment to open outcry and electronic trading and history of success in creating both shareholder and member value convinces us that this transaction delivers the best possible outcome for our members and shareholders at this time and in current market conditions. While some members have expressed concern over the uncertainty of the tax treatment of the $750,000 payment, we believe that such concern is outweighed by the fact that, following the merger, not only will we own our seats and be entitled to the rights associated with membership, we also will benefit from the potential appreciation over time in the value of our seats. We believe that owning our seats after the merger (and benefiting from the potential appreciation in the value of our seats), coupled with the likely capital gains treatment that members would enjoy upon any future sale or disposition of our seats, is far more valuable than the tax consequences associated with the $750,000 payment. Members should consult their own tax advisor with respect to the potential tax treatment of any payment.

We want to acknowledge and applaud the extraordinary efforts of fellow member Mark Fisher in achieving the result of allowing us to own our seats going forward, which provides a valuable enhancement to the total long term value of our seats. Mark has worked hard to protect member interests and has achieved a vastly improved transaction.

We strongly encourage you to vote “FOR” the proposed transaction to ensure that we realize the full potential of our ownership and membership in NYMEX. We have great confidence in the ability of CME Group management to deliver new growth opportunities and enhance value for us. We believe that the only way to realize the true value of our stock and seats is to be part of the CME and put our future in the hands of the CME management team, as opposed to current NYMEX management.

Robert Ira Sahn (RIS)	Gary Glass (ZZZ)

/s/ Robert Ira Sahn	/s/ Gary Glass